BuildingBits™

POWER TO THE SMART INVESTORS



POWER TO THE SMART INVESTORS

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- INVESTOR -



BUILD YOUR WEALTH BIT-BY-BITS™

High net worth individuals and institutional investors have traditionally outperformed small investors by acquiring, leasing and selling commercial real estate. Government regulations and long investment periods have shut out investors like you – until now. BuildingBits breaks big buildings into bits you can buy, get paid for leasing out and sell when you want. Not a REIT or a fund, a specific building you select! A fully transparent investment you can see, touch and follow.

With full transparency, thorough due diligence and marketplace liquidity BuildingBits™ has leveled the playing field for Investors. Smart Investors, like you, can build your wealth through Commercial Real Estate investments the same way large corporations and high net worth individuals do — *bit by bit!*

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- THE COUNTDOWN -

It's almost here... BuildingBits' Commercial Real Estate Investment Platform for the everyday investor!

days 101

hours 11 minutes 34 seconds 18

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- HOW IT WORKS -

CHOOSE YOUR BUILDING

↓

BUY YOUR BITs

↓

EARN

↓

TRADE YOUR BITs

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- ABOUT BUILDINGBITS -

BuildingBit's mission is to provide equal access to opportunities in the commercial real estate marketplace for all investors, accredited and non-accredited, professional and beginner, institutional and individual, foreign and domestic.

The company's objective is to become a leading global real estate platform to match property owners with real estate investors. BuildingBits is designed for individual non-accredited investors, delivering the first online secondary market for real estate shares in individual buildings.

- PARTNER WITH BUILDING BITS -

ARE YOUR A BROKER? LET'S WORK TOGETHER.

BuildingBits gives you the power to offer your clients more.

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NOTICE TO USERS

Our commitment to compliance and regulations…

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- NOTICE TO INVESTORS -

The offering materials may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. these forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. when used in the offering materials, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. these statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. the company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

the company is "testing the waters" under regulation a under the securities act of 1933. this process allows companies to determine whether there may be interest in an eventual offering of its securities. the company is not under any obligation to make an offering under regulation a. it may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under regulation a. if the company does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with the securities and exchange commission (sec) and the sec has "qualified" the offering statement. the information in that offering statement will be more complete than the information the company is providing now, and could differ in important ways. you must read the documents filed with the sec before investing.

no money or other consideration is being solicited, and if sent in response, will not be accepted.

no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualfied by the sec. any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

an indication of interest involves no obligation or commitment of any kind.